Exhibit 5.1

Letterhead of Cleary, Gottlieb, Steen & Hamilton

December 10, 2003

Teléfonos de México, S.A. de C.V.

Parque Vía 190

Colonia Cuauhtémoc

06599 Mexico, D.F. Mexico

Ladies and Gentlemen:

We have acted as your special United States counsel in connection with the Registration Statement on Form F-4 (the “Registration Statement”) filed on the date hereof by Teléfonos de México, S.A. de C.V. (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), in respect of up to U.S.$1,000,000,000 aggregate principal amount of 4.50% Senior Notes due 2008 (the “Exchange Notes”) to be offered in exchange for up to U.S.$1,000,000,000 aggregate principal amount of the Company’s outstanding 4.50% Senior Notes due 2008 (the “Old Notes”). The Exchange Notes will be issued under an indenture dated as of November 19, 2003 (the “Original Indenture”), as supplemented by a First Supplemental Indenture dated as of November 19, 2003 (the “First Supplemental Indenture” and together with the Original Indenture, the “Indenture”), between the Company and JPMorgan Chase Bank, as trustee.

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	executed copies of the Original Indenture and the First Supplemental Indenture; and

(c)	the form of the Exchange Notes included as Exhibit 4.3 to the Registration Statement.

Teléfonos de México, S.A. de C.V., p. 1

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that the Exchange Notes conform to the form thereof that we have reviewed and will be duly authenticated in accordance with the terms of the Indenture.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when the Exchange Notes, in the form filed as Exhibit 4.3 to the Registration Statement, have been duly executed and authenticated in accordance with the Indenture, and duly issued and delivered by the Company in exchange for an equal principal amount of Old Notes, the Exchange Notes will be valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of the Exchange Notes, (a) we have assumed that the Company has satisfied those legal requirements that are applicable to it to the extent necessary to make the Exchange Notes enforceable against it (except that no such assumption is made regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience are normally applicable to general business entities in relation to the transactions contemplated in the Indenture), (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinion is subject to judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

We express no opinion as to the enforceability of Section 1010 of the Indenture providing for indemnification by the Company of the Trustee and the holders of securities issued under the Indenture against any loss in obtaining the currency due to the Trustee or such holders under the Indenture from a court judgment in another currency.

The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York.

Teléfonos de México, S.A. de C.V., p. 2

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name in the Registration Statement and the related prospectus under the captions “Taxation” and “Validity of the Exchange Notes.” In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

CLEARY, GOTTLIEB, STEEN & HAMILTON

By	/S/ NICOLAS GRABAR

Nicolas Grabar, a Partner

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